Exhibit 1.1

Execution Version

HARVEST NATURAL RESOURCES, INC.

COMMON STOCK ($0.01 PAR VALUE)

EQUITY DISTRIBUTION AGREEMENT

March 30, 2012

KNIGHT CAPITAL AMERICAS, L.P.

320 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

Harvest Natural Resources, Inc., a Delaware corporation (the “Corporation”), confirms its agreement (this “Agreement”) with Knight Capital Americas, L.P. (“Knight” or the “Agent”), as follows:

1. Issuance and Sale of Shares. The Corporation agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through Knight, acting as agent and/or principal, shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price of up to $75,000,000 (the “Maximum Amount” and such shares of Common Stock hereinafter referred to as the “Shares”) on the terms set forth in this Agreement. The issuance and sale of the Shares through Knight will be effected pursuant to the Registration Statement (as defined below) filed by the Corporation and declared effective by the Securities and Exchange Commission (the “Commission”).

The Corporation has filed with the Commission a registration statement on Form S-3 (File No. 333-162858), which became effective on November 16, 2009, covering the registration of the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the Commission under the 1933 Act (the “Rules and Regulations”). Except where the context otherwise requires, “Registration Statement,” as used herein, means such registration statement, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the 1933 Act, as well as any new registration statement as may have been filed pursuant to Section 7(d), including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein, (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the 1933 Act, to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the 1933 Act, to be part of the registration statement at the effective time, and (3) any registration statement filed to register the offer and sale of the Shares pursuant to Rule 462(b) under the 1933 Act. Except where the context otherwise requires, as used herein, (1) “Basic Prospectus” means the prospectus filed as part of each Registration Statement, together with any amendments or supplements thereto as of the date of this Agreement; (2) “Prospectus Supplement” means the final prospectus supplement relating to the Shares, filed by the Corporation with the Commission pursuant to Rule 424(b) under the 1933 Act on or before the second business day after the date hereof (or such earlier time as may be required under the 1933

Act), in the form furnished by the Corporation to Knight in connection with the offering of the Shares; and (3) “Prospectus” means the Prospectus Supplement together with the Basic Prospectus attached to or used with the Prospectus Supplement. Notwithstanding the foregoing, if any base prospectus, prospectus supplement or prospectus shall be provided to the Agent by the Corporation for use in connection with the offering and sale of the Shares that differs from the Basic Prospectus, Prospectus Supplement or Prospectus, as the case may be (including in connection with a new registration statement filed pursuant to Section 7(d) ), the terms “Basic Prospectus,” “Prospectus Supplement” and “Prospectus” shall refer to such base prospectus, prospectus supplement or prospectus, as the case may be, from and after the time it is first provided to the Agent for such use. Any reference herein to a registration statement, the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus shall, unless stated otherwise, be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein (the “Incorporated Documents”), including, unless the context otherwise requires, the documents, if any, filed as exhibits to such Incorporated Documents. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Prospectus shall, unless stated otherwise, be deemed to refer to and include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “1934 Act”), on or after the initial effective date of the Registration Statement, or the date of the Basic Prospectus, the Prospectus Supplement or the Prospectus, as the case may be, and deemed to be incorporated therein by reference.

2. Placements. Each time that the Corporation wishes to issue and sell the Shares hereunder (each, a “Placement”), it will notify Knight by telephone (confirmed promptly by email) or by email notice (or other method mutually agreed to in writing by the parties) (a “Placement Notice”) containing the parameters in accordance with which it desires the Shares to be sold, which shall at a minimum include the number of Shares to be issued (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Shares that may be sold in any one Trading Day (as defined in Section 3(a)) and any minimum price below which sales may not be made, a form of which containing such minimum sales parameters necessary is attached hereto as Schedule 1. The Placement Notice shall originate from any of the individuals from the Corporation set forth on Schedule 2 (with a copy to each of the other individuals from the Corporation listed on such schedule), and shall be addressed to each of the individuals from Knight set forth on Schedule 2, as such Schedule 2 may be amended from time to time. The Placement Notice shall be effective upon receipt by Knight unless and until (i) in accordance with the notice requirements set forth in Section 4, Knight declines to accept the terms contained therein for any reason, in its sole discretion, (ii) the entire amount of the Placement Shares have been sold, (iii) in accordance with the notice requirements set forth in Section 4, the Corporation suspends or terminates the Placement Notice, (iv) the Corporation issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, or (v) this Agreement has been terminated under the provisions of Section 12. The amount of any discount, commission or other compensation to be paid by the Corporation to Knight in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Corporation nor Knight will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Corporation delivers a Placement Notice to Knight and Knight does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified therein and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control. The Corporation shall have responsibility for maintaining records with respect to the aggregate dollar amount of Shares sold, or for otherwise monitoring the availability of Shares for sale under the Registration Statement.

3. Sale of Placement Shares by Knight.

(a) Subject to the terms and conditions herein set forth, upon the Corporation’s issuance of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, Knight, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the New York Stock Exchange (the “NYSE”) to sell all such Placement Shares in accordance with the terms of such Placement Notice. Knight will provide written confirmation to the Corporation (including by email correspondence to each of the individuals of the Corporation set forth on Schedule 2) no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Corporation to Knight pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined below) payable to the Corporation, with an itemization of the deductions made by Knight (as set forth in Section 5(a)) from the gross proceeds that it receives from such sales. Knight may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the 1933 Act, including without limitation sales made directly on the NYSE, on any other existing trading market for the Common Stock or to or through a market maker. The Corporation acknowledges and agrees that (i) there can be no assurance that Knight will be successful in selling Placement Shares, and (ii) Knight will incur no liability or obligation to the Corporation or any other person or entity if it does not sell Placement Shares for any reason other than a failure by Knight to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3. For the purposes hereof, “Trading Day” means any day on which the Corporation’s Common Stock is purchased and sold on the principal market or a national securities exchange on which the Common Stock is listed or quoted.

(b) If the Corporation wishes to issue and sell the Shares other than in an “at the market” offering as defined in Rule 415 of the 1933 Act, it will notify Knight of the proposed terms of such sale of Shares. If Knight, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Corporation, wishes to accept amended terms, Knight and the Corporation will enter into an agreement (a “Terms Agreement”) setting forth the terms of such sale of Shares. In the event of a conflict between the terms of this Agreement and the terms of any Terms Agreement, the terms of such Terms Agreement will control. The terms of any proposed sale of Shares shall not be binding on either party unless and until a definitive written Terms Agreement is executed by the Corporation and Knight.

(c) If either party believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the 1934 Act (applicable to securities with an average daily trading volume of $1,000,000 that are issued by an issuer whose common equity securities have a public float value of at least $150,000,000) are not satisfied with respect to the Corporation or the Shares, it shall promptly notify the other party, and sales of Shares under this Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(d) Notwithstanding any other provision of this Agreement, the Corporation shall not offer, sell or deliver, or request the offer or sale of, any Shares and, by notice to the Agent given by telephone (confirmed promptly by telecopy or email), shall cancel any instructions for the offer or sale of any Shares that have already been given to the Agent, and the Agent shall not be obligated to offer or sell any Shares, (i) during any period in which the Corporation’s insider trading policy, as it exists on the date of this Agreement or amendments thereto as provided in writing to the Agent subsequent to the date of this Agreement, would prohibit the purchases or sales of the Corporation’s Common Stock by its officers or directors, and (ii) during any other period in which the Corporation is or could be deemed to be in possession of material non-public information.

(e) Any obligation of the Agent to use its commercially reasonable efforts to sell the Shares on behalf of the Corporation as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Corporation herein, to the performance by the Corporation of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 9 of this Agreement.

4. Suspension of Sales. The Corporation or Knight may, upon notice to the other party in writing (including by facsimile or by email correspondence to each of the individuals of the other party set forth on Schedule 2) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the Parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made as described above and expressly acknowledged by the other Party in any manner that is permissible for the notice of suspension to be sent; provided, however, that in any event the acknowledgment shall be deemed to have occurred by midnight (New York time) on the day on which the notice is sent.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in writing by the Corporation and the Agent, settlement for sales of Placement Shares will occur on the third (3rd) Trading Day (or such earlier day as is industry practice for regular way trading) following the date on which such sales are made (each, a “Settlement Date” and the first such settlement date, the “First Delivery Date”). The amount of proceeds to be delivered to the Corporation on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price at which such Placement Shares were sold, after deduction for (i) Knight’s commission pursuant to Section 2 hereof, and (ii) any transaction fees imposed on Knight by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Corporation will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting Knight’s or its designee’s account (provided Knight shall have given the Corporation written notice of such designee at least one full Trading Day prior to the Settlement Date) at The Depository Trust Corporation through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date subsequent to receipt of Placement Shares, Knight will deliver to the Corporation the related Net Proceeds in same day funds to an account designated by the Corporation on, or prior to, the Settlement Date, along with a notice showing how such Net Proceeds were calculated. The Corporation agrees that if the Corporation, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, that in addition to and in no way limiting the rights and obligations set forth in Section 10(a) (Indemnification and Contribution) hereto, it will (i) hold Knight harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Corporation and (ii) pay to Knight any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6. Representations and Warranties.

(a) Representations and Warranties by the Corporation. The Corporation represents and warrants to the Agent, as of the date of this Agreement and as of each Settlement Date, that:

(i) Compliance with Registration Requirements. The Corporation satisfies all of the requirements of the 1933 Act for use of Form S-3 for the offering of the Shares for which the issuance and sale of such Shares is contemplated hereby. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act.

At the respective times the Registration Statement, and any post-effective amendment thereto (filed before the applicable Settlement Date) became effective and at the applicable Settlement Date, the Registration Statement and any post-effective amendment thereto complied and will comply in all material respects with the requirements of the 1933 Act and the Rules and Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement was issued and at each Settlement Date, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of the Agent specifically for use in the Registration Statement or Prospectus.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement.

“Statutory Prospectus” as of any time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein.

The Basic Prospectus and the Prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Rules and Regulations, complied when so filed in all material respects with the Rules and Regulations, and the Basic Prospectus and the Prospectus delivered to the Agent for use in connection with the issuance and sale of Shares was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

At the time of filing the Registration Statement and any post-effective amendments thereto and at the date hereof, the Corporation was not and is not an “ineligible issuer,” as defined in Rule 405 of the Rules and Regulations.

(ii) Incorporation of Documents by Reference. The documents incorporated in the Registration Statement, the Prospectus and the Statutory Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the Rules and Regulations, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued and (c) on the date of this Agreement, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and no such document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. PricewaterhouseCoopers LLP, who has audited certain financial statements of the Corporation and its Subsidiaries and delivered its reports with respect to the audited financial statements included in the Prospectus, is an independent registered public accounting firm with respect to the

Corporation within the meaning of the 1933 Act and the Rules and Regulations. For the purposes hereof, “Subsidiaries”, with respect to the Corporation, has the meaning set forth in Rule 405 of the Rules and Regulations, but excluding any inactive or immaterial subsidiaries and any subsidiaries in which the Company has less than a 50% ownership or control interest. The Subsidiaries as of the date of this Agreement are set forth on Schedule 4. PGFA Perales, Pistone & Asociados es firma miembro de HLB International, who has audited certain financial statements of Petrodelta, S.A. and its subsidiaries and delivered its reports with respect to the audited financial statements included in the Prospectus, is an independent public accounting firm with respect to the Corporation.

(iv) Financial Statements. The consolidated historical financial statements included or incorporated by reference in the Registration Statement and the Prospectus, together with the related notes and schedules (if any), present fairly in accordance with generally accepted accounting principles (“GAAP”) in all material respects the consolidated financial position of the Corporation and its Subsidiaries at the respective dates or for the respective periods indicated therein and have been prepared in accordance with GAAP, consistently applied throughout the periods involved, except as disclosed therein.

(v) No Material Adverse Effect. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, including incorporation of information by reference, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Corporation and its Subsidiaries, taken as a whole, whether or not arising in the ordinary course of business (other than as a result of changes in market conditions generally) (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Corporation or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Corporation and its Subsidiaries, taken as a whole, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Corporation on any class of its capital stock.

(vi) Good Standing. Each of the Corporation and its Subsidiaries has been duly organized and is validly existing as an entity in good standing under the laws of its state of formation or organization and has the corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under this Agreement; and each of the Corporation and its Subsidiaries is duly qualified as a foreign corporation or other organization to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vii) No Other Subsidiaries. Except for the Subsidiaries listed on Schedule 4 hereto (which Schedule may be modified or superseded by officer’s certificate of the Corporation from time to time as applicable), the Corporation has no other significant subsidiaries (as defined in Rule 1-02 of Regulation S-X under the 1933 Act). The stock, partnership or other equity interests of each Subsidiary listed on Schedule 4 has been duly authorized and validly issued and are fully paid and nonassessable. The Corporation owns the stock, partnership or other equity interests of each Subsidiary listed on Schedule 4, directly or indirectly, free and clear of all Liens, except for such Liens as are not individually or in the aggregate, material to such ownership interest or as described in the Registration Statement or the Prospectus. For the purposes hereof, “Liens” shall include all liens, encumbrances, security interests, charges or other claims.

(viii) Investment Company Status. None of the Corporation or its Subsidiaries is, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, none of the Corporation or its Subsidiaries will be, an “investment company” or a company “controlled by” an “investment company,” each as defined in the Investment Company Act of 1940, as amended.

(ix) Capitalization. As of the date of this Agreement, the authorized and issued and outstanding capital stock of the Corporation is 80,000,000 and 37,354,047 shares of Common Stock, respectively. All issued and outstanding Common Stock of the Corporation has been duly authorized and validly issued and is fully paid and non-assessable, and the Common Stock has been offered and sold or exchanged by the Corporation in compliance in all material respects with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Stock was issued in violation of the preemptive or other similar rights of any securityholder of the Corporation.

(x) Authorization and Description of Shares. The Shares have been duly authorized, and when issued and delivered by the Corporation pursuant to this Agreement and the Corporation’s organizational documents against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable. The Common Stock conforms in all material respects to all statements relating thereto contained in the Prospectus; and the issuance of the Shares is not subject to the preemptive or other similar rights of any securityholder of the Corporation.

(xi) Absence of Defaults and Conflicts. Neither the Corporation nor any Subsidiary is (i) in violation of its charter, by-laws or similar governing documents, or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which it is a party or by which it may be bound, or to which any of the property or assets of the Corporation or any Subsidiary is subject (collectively, “Agreements and Instruments”) except, with respect to this clause (ii) for such violations or defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement and in the Registration Statement (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Corporation with its obligations hereunder and thereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any Lien upon any property or assets of the Corporation or any of its Subsidiaries pursuant to the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter, by-laws or similar governing documents of the Corporation or any Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Corporation or any of its Subsidiaries or any of its assets, properties or operations (except for such violations that would not result in a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation and its Subsidiaries.

(xii) Absence of Proceedings. Except as set forth in or contemplated in the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Corporation, threatened, against the Corporation or any of its Subsidiaries, which is required to be disclosed in the Prospectus (other than as disclosed therein), or which could reasonably be expected to result in a Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Corporation of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Corporation and its Subsidiaries is a party or of which any of their property or assets is the subject which are not described in the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect. The term “knowledge” as used in this Agreement with respect to the Corporation and its Subsidiaries means the actual knowledge of the persons listed on Schedule 5 hereto.

(xiii) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus (or the documents incorporated by reference therein) or to be filed as exhibits thereto by the 1933 Act or by the Rules and Regulations which have not been so described and filed as required.

(xiv) Possession of Intellectual Property; Corporation Name. The Corporation and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate licenses, copyrights, know-how (including trade secrets or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by the Corporation and its Subsidiaries, and the Corporation and its Subsidiaries have not received any notice or are not otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Corporation or any of its Subsidiaries therein.

(xv) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Corporation of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act, the 1934 Act, the Rules and Regulations, the rules of the NYSE, the rules of the Financial Industry Regulatory Association (“FINRA”), the NASD Conduct Rules or state securities laws.

(xvi) Absence of Manipulation. Neither the Corporation, any Subsidiary or director or executive officer of the Corporation has taken, nor will take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Corporation to facilitate the sale or resale of the Shares.

(xvii) Possession of Licenses and Permits. Each of the Corporation and its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to operate its properties and to conduct the business as contemplated in the Prospectus, except where the failure to possess such permits, licenses, approvals, consents and other authorizations, individually or in the aggregate, would not have, or reasonably be expected to have, a Material Adverse Effect. Each of the Corporation and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect. Neither the Corporation nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses the effect of which would have, or would reasonably be expected to have, a Material Adverse Effect.

(xviii) Distribution of Offering Materials. The Corporation has not distributed and, prior to the later of (A) the final Settlement Date hereunder and (B) completion of the distribution of the Shares, will not, without the prior consent of the Agent, distribute any offering material to the public in connection with the offering and sale of the Shares other than the Registration Statement, the Statutory Prospectus and the Prospectus.

(xix) Accounting Controls and Disclosure Controls. Each of the Corporation and its Subsidiaries maintains systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the 1934 Act) that comply with the requirements of the 1934 Act and are sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with the management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Corporation and its Subsidiaries has developed and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the 1934 Act) that are effective in ensuring that information required to be disclosed by the Corporation in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the Commission, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Corporation in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Corporation’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate to allow timely decisions regarding required disclosure.

(xx) Authorization, Execution and Delivery. This Agreement has been duly authorized by all requisite action on the part of the Corporation and executed and delivered by the Corporation. Assuming due authorization, execution and delivery by Knight, this Agreement constitutes a valid and binding agreement of the Corporation, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and except as rights to indemnification or contribution thereunder may be limited by federal or state laws.

(xxi) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise registered by the Corporation under the 1933 Act.

(xxii) Reserve Engineer. Ryder Scott Company, L.P. (“Ryder Scott”), whose report dated February 24, 2012 (the “Reserve Report”) is referenced in the Registration Statement and Prospectus, was as of the date of such report, and is, as of the date hereof, an independent reserve engineer with respect to the Corporation. No information has come to the attention of the Corporation or, to the knowledge of the Corporation, to Ryder Scott that could reasonably be expected to cause Ryder Scott to withdraw its Reserve Report.

(xxiii) Information Underlying Reserve Report. The information underlying the estimates of the Corporation’s proved reserves that was supplied to Ryder Scott for the purposes of preparing the Reserve Report and estimates of the proved reserves of the Corporation disclosed in the Registration Statement and the Prospectus, including production, costs of operation and, to the knowledge of the Corporation, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and was prepared in accordance with customary industry practices; and the estimates of such reserves and standardized measure thereof as described in the Registration Statement and the Prospectus and future net cash flow reflected in the Reserve Report referenced therein have been prepared in a manner that complies with the applicable requirements of the Rules and Regulations. Other than normal production of the reserves, product price fluctuations and fluctuations of demand for such products, and except as disclosed in the Registration Statement and the Prospectus, the Corporation is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom as described in the Registration Statement and the Prospectus and as reflected in the Reserve Report.

(xxiv) NYSE Listing. The Shares have been duly authorized for listing, upon notice of issuance, on the NYSE, provided that any increase in Shares due to a share split, share dividend or similar event effected with respect to the Shares shall be approved for listing on the NYSE prior to the first Settlement Date after such event, and the Corporation’s registration statement on Form 8-A under the 1934 Act has become effective.

(xxv) Payment of Taxes. All United States federal income tax returns of the Corporation and its Subsidiaries required by law to be filed have been filed or extensions thereof have been requested, and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments that are being contested in good faith and as to which adequate reserves have been provided. Each of the Corporation and its Subsidiaries has filed all other tax returns that are required to have been filed by it pursuant to applicable foreign, state, provincial, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Corporation and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and except for such taxes or assessments the nonpayment of which would not, individually or in the aggregate, have a Material Adverse Effect. The charges, accruals and reserves on the books of the Corporation and its Subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect. All material taxes which the Corporation and its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority or agency or have been accrued, reserved against and entered on the books of the Corporation and its Subsidiaries.

(xxvi) Insurance. Each of the Corporation and its Subsidiaries carries or is entitled to the benefits of insurance, with reputable insurers, that are prudent and customary in the businesses in which they are engaged, and all such insurance is in full force and effect. The Corporation has no reason to believe that it will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

(xxvii) No Labor Dispute. No labor problem or dispute with the employees of the Corporation or its Subsidiaries exists or, to the knowledge of the Corporation, is threatened, and the Corporation is not aware of any existing or imminent labor disturbance by the employees of any of the Corporation’s or its Subsidiaries’ principal suppliers, contractors or customers, in either case that would have, or would reasonably be expected to have, a Material Adverse Effect, except as set forth in or contemplated in the Prospectus.

(xxviii) Title to Properties. Each of the Corporation and its Subsidiaries has good and defensible title to all real property and good title to all personal property described in the Prospectus as owned by it, free and clear of all Liens except (i) as described, and subject to limitations, contained in the Prospectus or (ii) as do not materially interfere with the use of such properties taken as a whole as they are being used as described in the Prospectus and are proposed to be used in the future; with respect to any real property and buildings held under lease by the Corporation and its Subsidiaries, such real property and buildings are held under valid and subsisting and, with respect to the Corporation and its Subsidiaries, enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Corporation and its Subsidiaries taken as a whole as they are being used as described in the Prospectus and are proposed to be used in the future; provided, however, that with respect to such leases, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.

(xxix) Rights-of-Way. Except as described in or contemplated by the Prospectus, each of the Corporation and its Subsidiaries has such easements or rights-of-way from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described in the Prospectus, except for (i) qualifications, reservations and encumbrances that would not have, individually or in the aggregate, a Material Adverse Effect and (ii) such rights-of-way that, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Prospectus, each of the Corporation and its Subsidiaries has fulfilled and performed all its material obligations with respect to such rights-of-way, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for such revocations, terminations and impairments that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, except as described in the Prospectus, none of such rights-of-way contains any restriction that is materially burdensome to the Corporation and its Subsidiaries, taken as a whole.

(xxx) Environmental Laws. Except as described in or contemplated by the Prospectus, the Corporation and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the prevention of pollution or protection of the environment or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received or will hold at the required time all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.

(xxxi) Certain Relationships and Related Transactions. No relationship, direct or indirect, exists between or among any of the Corporation or its Subsidiaries, on the one hand, and the directors, officers, stockholders, affiliates, customers or suppliers of any of the Corporation or its Subsidiaries, on the other hand, that is required to be described in the Prospectus but is not so described.

(xxxii) ERISA. (1) The Corporation and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); (2) no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Corporation or its Subsidiaries would have any material liability, excluding any reportable event for which a waiver could apply; (3) none of the Corporation or its Subsidiaries expects to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended (the “Code”); and (4) each “pension plan” that is subject to Title IV of ERISA, if any, for which the Corporation or its Subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(xxxiii) Sarbanes-Oxley Act of 2002. The Corporation is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (including Section 402 thereof related to loans), the rules and regulations promulgated in connection therewith and the rules of the NYSE that are effective and applicable to the Corporation.

(xxxiv) Political Contributions. None of the Corporation or its Subsidiaries, nor, to the knowledge of the Corporation, any officer, trustee or director purporting to act on behalf of any of the Corporation or its Subsidiaries, has at any time, in violation of applicable law: (i) made any contributions to any candidate for political office, or failed to disclose fully any such contributions; (ii) made any payment of funds to, or received or retained any funds from, any state, federal or foreign governmental officer or official, or other person charged with similar public or quasi-public duties; or (iii) engaged in any transactions, maintained any bank accounts or used any corporate funds except for transactions, bank accounts and funds, which have been and are reflected in the normally maintained books and records of the Corporation or its Subsidiaries.

(xxxv) Foreign Corrupt Practices Act. None of the Corporation or its Subsidiaries, nor, to the knowledge of the Corporation, any director, officer, agent, employee or other person associated with or acting on behalf of the Corporation or its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Corporation has instituted and maintains policies and procedures applicable to it and all of its Subsidiaries that are reasonably designed to ensure continued compliance with the FCPA.

(xxxvi) Anti-Money Laundering Laws. The operations of the Corporation and its Subsidiaries are and have been conducted at all times in compliance with, in each case to the extent applicable, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions in which the Corporation or its Subsidiaries operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Corporation and its Subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Corporation or its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Corporation, threatened.

(xxxvii) Office of Foreign Assets Control. Except as has been disclosed in the Corporation’s 1934 Act filings, none of the Corporation or its Subsidiaries, nor, to the knowledge of the Corporation, any director, officer, agent, employee or affiliate of the Corporation or its Subsidiaries is currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Corporation will not directly or indirectly use the proceeds of any Placement hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxviii) Broker’s Fees. Other than this Agreement, there are no contracts, agreements or understandings between any of the Corporation or its Subsidiaries and any person that would give rise to a valid claim against any of the Corporation or its Subsidiaries or Knight for a brokerage commission, finder’s fee or other like payment with respect to the consummation of the transactions contemplated by this Agreement.

(xxxix) Lending Relationship. Except as disclosed in the Prospectus, none of the Corporation or its Subsidiaries (i) have any material lending or, to the knowledge of the Corporation, other material relationship with any bank or lending entity identified to the Corporation as an affiliate of Knight or (ii) intend to use any of the proceeds of any Placement hereunder to repay any outstanding debt owed to any such affiliate of Knight.

(xl) Private Placement. The Corporation has not sold or issued any securities that would be integrated with the offering and sale of the Shares contemplated by this Agreement pursuant to the 1933 Act or the interpretations thereof by the Commission.

(xli) Statistical and Market-Related Data. Nothing has come to the attention of the Corporation that has caused the Corporation to believe that the statistical and market-related data included in the Registration Statement or the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

(xlii) Petrodelta. The Corporation hereby represents and warrants as to Petrodelta, S.A. (“Petrodelta”) as follows:

1.	Petrodelta was formed in accordance with the Conversion Agreement dated September 11, 2007 between Corporacion Venezolana del Petroleo, S.A., Harvest Vinccler, S.C.A., and HNR Finance B.V. (“HNR Finance”) and the Charter and By-laws of Petrodelta, S.A., a true and correct copy of which has been provided to Knight;

2.	As of the date of this Agreement, HNR Finance owns a 40 percent equity interest, consisting of 40,000 Class B shares, of Petrodelta. The Corporation indirectly owns an 80 percent ownership interest in HNR Finance;

3.	To the knowledge of the Corporation, the following representations and warranties set forth above are true and correct in reference to Petrodelta as though it were a “Subsidiary” as used therein: (iv) (Financial Statements), provided that any reference to GAAP shall be deemed, with respect to Petrodelta, to be a reference to the International Financial Reporting Standards.

(b) Officer’s Certificates. Any certificate signed by any officer or other authorized signatory of the Corporation and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Corporation to the Agent as to the matters covered thereby.

7. Covenants of the Corporation. The Corporation covenants and agrees with Knight that:

(a) During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, (i) to make no further amendment or any supplement to the Registration Statement or the Prospectus related to the Shares after the Applicable Time and prior to any Settlement Date which shall be disapproved by the Agent promptly after reasonable notice thereof and to advise the Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus has been filed and to furnish the Agent with copies thereof, (ii) to cause the Basic Prospectus and the Prospectus and each amendment or supplement to the Basic Prospectus or the Prospectus to be filed with the Commission as required pursuant to the applicable paragraph of Rule 424(b) of the 1933 Act or, in the case of any Incorporated Document, to be filed with the Commission as required pursuant to the 1934 Act, within the time period prescribed, (iii) to file promptly all reports and documents and any preliminary or definitive proxy or information statement required to be filed by the 1934 Act, (iv) to advise the Agent, and cancel any outstanding Placement Notice, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or other prospectus in respect of the Shares, of any notice of objection of the Commission to the use of the form of the Registration Statement, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the form of the Registration Statement or the Prospectus or for additional information, and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Prospectus in respect of the Shares or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such commercially reasonable steps as may be necessary to permit offers and sales of the Shares by the Agent, which may include, without limitation, amending the Registration Statement or filing a new registration statement, at the Corporation’s expense (references herein to the Registration Statement shall include any such amendment or new registration statement).

(b) Promptly from time to time to take such action as the Agent may reasonably request to qualify the Shares for offering and sale under the securities laws of such U.S. jurisdictions as the Agent may request and to maintain such qualifications in effect so long as may be necessary to complete the sale of the Shares, provided that in connection therewith the Corporation shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction; and to promptly advise the Agent of the receipt by the Corporation of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c) During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, the Corporation will make available to the Agent, as soon as practicable after the execution of this Agreement, and thereafter from time to time furnish to the Agent, copies of the most recent Prospectus in such quantities and at such locations as the Agent may reasonably request for the purposes contemplated by the 1933 Act. During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares, and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus, to notify the Agent and to file such document and to prepare and furnish without charge to the Agent as many written and electronic copies as the Agent may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance.

(d) If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Shares remain unsold, the sale of Shares under this Agreement shall automatically be suspended unless and until the Corporation files, if it has not already done so, a new shelf registration statement relating to the Shares and such new registration statement is declared effective by the Commission. References herein to the Registration Statement shall include such new shelf registration statement. If any such new shelf registration statement becomes effective prior to the termination date of this Agreement, the Corporation agrees to notify the Agent of such effective date.

(e) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act), an earnings statement of the Corporation complying with Section 11(a) of the 1933 Act and the Rules and Regulations (including, at the option of the Corporation, Rule 158). The Agent and the Corporation acknowledge and agree that the Corporation’s normal periodic filings with the Commission pursuant to the 1934 Act may be used to satisfy this obligation to the extent consistent with the requirements set forth herein.

(f) To pay the required Commission filing fees relating to the registration of the Shares within the time required under the 1933 Act and the Rules and Regulations.

(g) To use the Net Proceeds received by it from the sale of the Shares pursuant to this Agreement in the manner specified in the Registration Statement and the Prospectus.

(h) In connection with the offering and sale of the Shares, the Corporation will use its commercially reasonable efforts to maintain the listing of the Common Stock, including the Shares, on the NYSE.

(i) To not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Corporation to facilitate the sale or resale of the Shares.

(j) At each Applicable Time and Settlement Date, the Corporation shall be deemed to have affirmed each representation and warranty contained in this Agreement. The Corporation shall set forth in each Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by the Corporation with the Commission in respect of any quarter in which sales of Shares were made by or through the Agent under this Agreement (each date on which any such document is filed, and any date on which an amendment to any such document is filed, a “Corporation Periodic Report Date”), with regard to the relevant period, the number of Shares sold through the Agent under this Agreement, the Net Proceeds received by the Corporation and the compensation paid by the Corporation to the Agent with respect to sales of Shares pursuant to this Agreement.

(k) Upon commencement of the offering of Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a Suspension Period (as defined below)) and (i) promptly after each date the Registration Statement or the Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares or (2) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock) or (3) by the filing of with the Commission of any document incorporated by reference therein, which shall be subject to clause (ii) or (iii) below) (each such date, a “Registration Statement Amendment Date”), (ii) promptly after each Corporation Periodic Report Date and (iii) promptly after each reasonable request by the Agent (each date of any such request by the Agent, a “Request Date”) (each of the date of the commencement of the offering of Shares under this Agreement, each Registration Statement Amendment Date, Corporation Periodic Report Date and Request Date is hereinafter called a “Representation Date”), the Corporation will furnish or cause to be furnished to the Agent (with a copy to counsel to the Agent) a certificate, dated the date of delivery thereof, to the Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus, the date of the effectiveness of such amendment to the Registration Statement or the date of filing with the Commission of such supplement), in form and substance reasonably satisfactory to the Agent and its counsel, to the effect that the statements contained in the certificate referred to in Section 9(g) of this Agreement which was last furnished to the Agent are true and correct as of the date of the certificate furnished pursuant to this Section 7(k) as though made at and as of the date of the certificate furnished pursuant to this Section 7(k)) (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of the certificate furnished pursuant to this Section 7(k)) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in Section 9(g), but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of the certificate furnished pursuant to this Section 7(k); provided that the obligation of the Corporation under this subsection (k) shall be deferred for any period that the Corporation has suspended the offering of Shares pursuant to Section 4 hereof (each, a “Suspension Period”) and shall recommence upon the termination of such suspension.

(l) Upon commencement of the offering of Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a Suspension Period) and promptly after each Representation Date, the Corporation will furnish or cause to be furnished to the Agent (with a copy to counsel to the Agent) the written opinion of counsel to the Corporation (who shall be reasonably acceptable to the Agent), dated the date of delivery thereof to the Agent (or, in the case of an amendment or supplement to the Registration Statement or the Prospectus, the date of the effectiveness of such amendment to the Registration Statement or the date of filing with the Commission of such supplement), in form and substance reasonably satisfactory to the Agent and its counsel, of the same tenor as the opinions and letters referred to in Section 9(d) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such opinion or, in lieu of any such opinion, counsel last furnishing such opinion to the Agent shall furnish the Agent (with a copy to counsel for the Agent) with a letter substantially to the effect that the Agent may rely on such counsel’s last opinion to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last opinion and letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the date of such letter authorizing reliance); provided that the obligation of the Corporation under this subsection (l) shall be deferred for any Suspension Period and shall recommence upon the termination of such suspension.

(m) Upon commencement of the offering of Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a Suspension Period) and promptly after each Representation Date, the Corporation will cause PricewaterhouseCoopers LLP, or other independent accountants reasonably satisfactory to the Agent, to furnish to the Agent a letter, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agent and its counsel, of the same tenor as the letter referred to in Section 9(e) hereof, but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter; provided that the obligation of the Corporation under this subsection (m) shall be deferred for any Suspension Period and shall recommence upon the termination of such suspension.

(n) Upon commencement of the offering of Shares under this Agreement and promptly after each Corporation Periodic Report Date with respect to the filing of an Annual Report on Form 10-K (or, if such Annual Report on Form 10-K was filed during a Suspension Period, upon the recommencement of the offering of the Shares under this Agreement following the termination of such Suspension Period), the Corporation will cause Ryder Scott Company, L.P., or other independent reserve engineers reasonably satisfactory to the Agent, to furnish to the Agent a letter, dated the date of effectiveness of such Annual Report on Form 10-K, in form reasonably satisfactory to the Agent and its counsel, of the same tenor as the letter referred to in Section 9(f) hereof, but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter; provided that the obligation of the Corporation under this subsection (n) shall be deferred for any Suspension Period and shall recommence upon the termination of such suspension.

(o) Upon commencement of the offering of Shares under this Agreement and promptly after each Corporation Periodic Report Date with respect to the filing of an Annual Report on Form 10-K (or, if such Annual Report on Form 10-K was filed during a Suspension Period, upon the recommencement of the offering of the Shares under this Agreement following the termination of such Suspension Period), the Corporation will cause PGFA Perales, Pistone & Asociados, or other independent accountants reasonably satisfactory to the Agent, to furnish to the Agent a letter, dated the date of such Annual Report on Form 10-K in form reasonably satisfactory to the Agent and its counsel, of the same tenor as the letter referred to in Section 9(k) hereof, but modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter; provided that the obligation of the Corporation under this subsection (o) shall be deferred for any Suspension Period and shall recommence upon the termination of such suspension.

(p) The Corporation consents to the Agent trading in the Corporation’s Common Stock for the Agent’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement.

(q) If, to the knowledge of the Corporation, all filings required by Rule 424 in connection with this offering shall not have been made or the representations in Section 6(a)(i) shall not be true and correct on the applicable Settlement Date, the Corporation will offer to any person who has agreed to purchase Shares from the Corporation as a result of an offer to purchase solicited by the Agent the right to refuse to purchase and pay for such Shares.

(r) The Corporation will cooperate timely with any reasonable due diligence review conducted by the Agent or its counsel from time to time in connection with the transactions contemplated hereby, including, without limitation, upon reasonable notice providing information and making available documents and appropriate corporate officers, during regular business hours and at the Corporation’s principal offices, as the Agent may reasonably request; provided, however, that the obligation of the Corporation under this subsection (r) shall be deferred for any Suspension Period and shall recommence upon the termination of such suspension.

(s) During each period beginning with the date of a Placement Notice and ending after the close of business on the Settlement Date for the related Placement, the Corporation agrees not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of its Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares or such other securities, in cash or otherwise, without the prior written consent of Knight, other than the Shares to be sold hereunder; provided, however, that the Corporation may issue securities upon exercise or conversion of any of the Corporation’s outstanding securities, convertible securities, options or rights outstanding or grant equity incentive awards approved by the board of directors of the Corporation or the compensation committee thereof or issuance of Common Stock upon exercise thereof.

8. Payment of Expenses. Except as otherwise agreed between the Corporation and Knight, the Corporation agrees to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, any Basic Prospectus, the Prospectus, and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to Knight (including costs of mailing and shipment), (ii) the registration, issue and delivery of the Shares, (iii) the producing, word processing and/or printing of this Agreement, any powers of attorney and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to Knight (including costs of mailing and shipment), (iv) the qualification of the Shares for offering and sale under state laws and the determination of their eligibility for investment under state law as aforesaid (including the reasonable legal fees and filing fees and other disbursements of counsel for Knight in connection therewith) and the printing and furnishing of copies of any blue sky surveys or legal investment surveys to Knight, (v) the listing of the Shares on the NYSE and any registration thereof under the 1934 Act, (vi) any filing for review of the public offering of the Shares by FINRA, (vii) the fees and disbursements of counsel, accountants and reserve engineers to the Corporation and the fees and disbursements of counsel to Knight (in an amount not to exceed $110,000 through the date of this Agreement and $7,500 for each quarterly period through a Corporate Periodic Report Date) in connection with the negotiation and completion of this Agreement (which shall include all matters required to be completed as conditions precedent to the initial Placement Notice hereunder) and (viii) the performance of the Corporation’s other obligations hereunder.

9. Conditions of the Agent’s Obligation. The obligations of the Agent hereunder shall be subject to the condition that all representations and warranties of the Corporation herein are true and correct as of the time of the execution of this Agreement and as of each Representation Date, Applicable Time and Settlement Date, to the condition that the Corporation shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The representations and warranties of the Corporation contained in any certificate of an officer or officers of the Corporation delivered pursuant to the provisions of this Agreement shall be true and correct on and as of such date, except that representations and warranties that address matters only as of a certain date need only be true and correct as of such certain date.

(b) The Registration Statement, including any post-effective amendment thereto, has become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act and no proceedings with respect thereto shall have been initiated or, to the Corporation’s knowledge, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Agent.

(c) On every date specified in Section 7(k) hereof (including, without limitation, on every Request Date), Andrews Kurth LLP, counsel for the Agent, shall have furnished to the Agent such written opinion or opinions, dated as of such date, with respect to such matters as the Agent may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d) On every date specified in Section 7(l) hereof (including, without limitation, on every Request Date), Fulbright & Jaworski LLP, counsel for the Corporation, shall have furnished to the Agent written opinion or opinions, dated as of such date, in form and substance satisfactory to the Agent.

(e) On every date specified in Section 7(m) hereof (including, without limitation, on every Request Date), the independent accountants of the Corporation who have certified the financial statements of the Corporation included or incorporated by reference in the Registration Statement and the Prospectus shall have furnished to the Agent letters dated as of the date of delivery thereof and addressed to the Agent in form and substance reasonably satisfactory to the Agent and its counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Corporation and Petrodelta, S.A. included or incorporated by reference in the Registration Statement and the Prospectus.

(f) On every date specified in Section 7(n) hereof (including, without limitation, on every Request Date), the independent petroleum engineers of the Corporation who have certified the reserve reports of the Corporation included or incorporated by reference in the Registration Statement and the Prospectus shall have furnished to the Agent a letter dated as of the date of delivery thereof and addressed to the Agent in form and substance reasonably satisfactory to the Agent and its counsel, containing statements and information of the type ordinarily included in reserve engineers’ “comfort letters” to underwriters with respect to the reserve reports of the Corporation included or incorporated by reference in the Registration Statement and the Prospectus.

(g) Upon commencement of the offering of Shares under this Agreement and on such other dates as reasonably requested by the Agent, the Corporation will furnish or cause to be furnished promptly to the Agent a certificate of an officer in a form satisfactory to the Agent stating the minimum gross sales price per share for the sale of such Shares pursuant to this Agreement and the maximum number of Shares that may be issued and sold pursuant to this Agreement or, alternatively, maximum gross proceeds from such sales, as authorized from time to time by the Corporation’s board of directors or a duly authorized committee thereof, and the number of Shares that have been approved for listing on the NYSE or, in connection with any amendment, revision or modification of such minimum price or maximum Share number or amount, a new certificate with respect thereto and on each date specified in Section 7(k) (including, without limitation, on every Request Date), the Agent shall have received a certificate of a duly authorized officer of the Corporation and of the chief financial or chief accounting officer of the Corporation, dated as of the date thereof, to the effect that (A) there has been no Material Adverse Effect since the date as of which information is given in the Prospectus as then amended or supplemented, (B) the representations and warranties in Section 6 hereof are true and correct as of such date, (C) the Corporation has performed such of its obligations under this Agreement as are to be performed at or before such date, and (D) no stop order suspending the effectiveness of the Registration Statement, or order of suspension or revocation of registration pursuant to the 1933 Act, has been issued and no proceedings for any such purpose have been instituted or are pending or, to the knowledge of the Corporation, contemplated by the Commission.

(h) Since the date of the latest audited financial statements then included or incorporated by reference in the Registration Statement and the Prospectus, no Material Adverse Effect shall have occurred.

(i) The Corporation shall have complied with the provisions of Section 7(c) hereof with respect to the timely furnishing of prospectuses.

(j) On such dates as reasonably requested by the Agent, the Corporation shall have conducted due diligence sessions, in form and substance satisfactory to the Agent.

(k) On every date specified in Section 7(o) hereof, the independent accountants of Petrodelta, S.A. who have certified the financial statements of Petrodelta, S.A. included or incorporated by reference in the Registration Statement and the Prospectus shall have furnished to the Agent a letter dated as of the date of delivery thereof and addressed to the Agent in form and substance reasonably satisfactory to the Agent and its counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of Petrodelta, S.A. included or incorporated by reference in the Registration Statement and the Prospectus.

(l) All filings with the Commission required by Rule 424 under the 1933 Act to have been filed by each Applicable Time or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424.

(m) The Shares shall have received approval for listing, subject to notice of issuance, on the NYSE prior to the first Settlement Date; provided that any increase in Shares due to a share split, share dividend or similar event effected with respect to the Shares shall be approved for listing on the NYSE prior to the first Settlement Date after such event.

(n) On or prior to the date hereof, the Corporation shall have furnished to Knight such further certificates and documents as Knight may reasonably request.

10. Indemnification and Contribution.

(a) Corporation Indemnification. The Corporation agrees to indemnify and hold harmless Knight, its affiliates and their respective directors, officers, partners, employees and agents, and each person, if any, who (i) controls Knight within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or (ii) is controlled by or is under common control with Knight (a “Knight Affiliate”) from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all reasonable investigative, legal and other expenses incurred in connection with, and any and all amounts paid in settlement (in accordance with Section 10(c)) of, any action, suit or proceeding between any of the indemnified parties and any indemnifying parties or between any indemnified party and any third party, or any claim asserted), as and when incurred (collectively, “Losses”), to which any such indemnified person, may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such Losses arise out of or are based, directly or indirectly, on (x) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or any amendment or supplement to the Registration Statement or the Prospectus or in any free writing prospectus, (y) the omission or alleged omission to state in any such document a material fact required to be stated in it or necessary to make the statements in it not misleading; provided, however, that this indemnity agreement shall not apply to the extent that such Losses arise out of or are based upon directly or indirectly by an untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any written information relating to Knight and furnished to the Corporation by Knight expressly for inclusion in the documents as described in clause (x) of this Section 10(a). This indemnity agreement will be in addition to any liability that the Corporation might otherwise have.

(b) Knight Indemnification. Knight agrees to indemnify and hold harmless the Corporation, its affiliates and their respective directors, officers, partners, employees and agents, and each person, if any, who (i) controls the Corporation within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act or (ii) is controlled by or is under common control with the Corporation (a “Corporation Affiliate”) against any and all Losses to the same extent as the indemnity contained in Section 10(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendments thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to Knight and furnished to the Corporation by Knight expressly for inclusion in any document as described in clause (x) of Section 10(a).

(c) Procedure. Any party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section 10, notify each such indemnifying party of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify such indemnifying party will not relieve the indemnifying party from (i) any liability that it might have to any indemnified party otherwise than under this Section 10 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 10 unless, and only to the extent that, such omission results in the forfeiture or impairment of rights or defenses. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to, at its own expense, participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, jointly with any other indemnifying party similarly notified, to assume the defense of the action, with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party will not, in any event, be liable for any settlement of any action or claim effected without its written consent. No indemnifying party shall, without the prior written consent of each indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 10 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

(d) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 10 is applicable in accordance with its terms but for any reason is held to be unavailable from the Corporation or Knight, the Corporation and Knight will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, but after deducting any contribution received by the Corporation from persons other than Knight, such as persons who control the Corporation within the meaning of the 1933 Act, officers of the Corporation who signed the Registration Statement and directors of the Corporation, who also may be liable for contribution other than pursuant to this Agreement) to which the Corporation and Knight may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the Corporation on the one hand and Knight on the other. The relative benefits received by the Corporation on the one hand and Knight on the other hand shall be deemed to be in the same proportion as the total Net Proceeds from the sale of the Placement Shares (before deducting expenses) received by the Corporation bear to the total compensation received by Knight from the sale of Placement Shares on behalf of the Corporation. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the Corporation, on the one hand, and Knight, on the other, with respect to the statements or omission that resulted in such loss, claim, liability, expense or damage, or action in respect thereof, as well as any other relevant equitable considerations with respect to such offering. Such relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Corporation or Knight, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Corporation and Knight agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense, or damage, or action in respect thereof, referred to above in this Section 10(d) shall be deemed to include, for the purpose of this Section 10(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent consistent with Section 10(c) hereof. Notwithstanding the foregoing provisions of this Section 10(d) , Knight shall not be required to contribute any amount in excess of the commissions received by it under this Agreement, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 10(d), any person who controls a party to this Agreement within the meaning of the 1933 Act, and any officers, directors, partners, employees or agents of Knight, will have the same rights to contribution as that party, and each officer of the Corporation who signed the Registration Statement will have the same rights to contribution as the Corporation, subject in each case to the provisions hereof. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 10(d), will notify any such party or parties from whom contribution may be sought, but the omission to so notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 10(d) except to the extent that the failure to so notify such other party materially prejudiced the substantive rights or defenses of the party from whom contribution is sought. Except for a settlement entered into pursuant to the last sentence of Section 10(c) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent if such consent is required pursuant to Section 10(c) hereof.

11. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of Knight, any controlling persons, or the Corporation (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

12. Termination.

(a) The Corporation shall have the right, at any time, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(b) Knight shall have the right, at any time, by giving ten (10) days notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(c) Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares through Knight on the terms and subject to the conditions set forth herein; provided that the provisions of Section 8, Section 10, Section 11, Section 17 and Section 18 hereof shall remain in full force and effect notwithstanding such termination.

(d) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 12(a), (b) or (c) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 8, Section 10, Section 11, Section 17 and Section 18 shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by Knight or the Corporation, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares that took place prior to the effective time of such termination, such Placement Shares shall settle in accordance with the provisions of this Agreement.

13. Notices. All statements, requests, notices and agreements hereunder shall be in writing and if to the Agent shall be delivered or sent by mail, telex, or facsimile transmission to:

Knight Capital Americas, L.P.

320 Park Avenue

New York, New York 10022

Facsimile: (212) 479-7430

Attention: Syndicate Department

With a copy to:

Knight Capital Americas, L.P.

320 Park Avenue

New York, New York 10022

Facsimile: (212) 479-7430

Attention: William Kelly

And with a copy to:

Andrews Kurth LLP

450 Lexington Ave., 15th Floor

New York, New York 10017

Facsimile: (212) 850-2929

Attention: Richard Kronthal

and if to the Corporation to:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

Facsimile: (281) 899-5702

Attention: Stephen C. Haynes

And with a copy to:

Fulbright & Jaworski LLP

2200 Ross Avenue

Suite 2800

Dallas, Texas 75201

Facsimile: (214) 855 8200

Attention: Harva Dockery

Any such statements, requests, notices or agreements shall take effect upon receipt thereof, unless otherwise specified herein.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Corporation and Knight and their respective successors and permitted assigns, and solely with respect to Section 10 hereof, the persons referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that Knight may assign its rights and obligations hereunder to an affiliate of Knight without obtaining the Corporation’s consent.

15. Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Shares.

16. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Corporation and Knight. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement.

17. Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

18. Waiver of Jury Trial. The Corporation and Knight each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

19. Absence of Fiduciary Relationship. The Corporation acknowledges and agrees that:

(a) Knight is acting solely as sales agent and/or principal in connection with the purchase and sale of the Shares and that Knight is acting pursuant to a contractual relationship created by this Agreement entered into on an arm’s length basis, and that no fiduciary, advisory or agency relationship between the Corporation and Knight has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether Knight has advised or is advising the Corporation on other matters;

(b) the Corporation is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) the Corporation has been advised that Knight and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Corporation and that Knight has no obligation to disclose such interests and transactions to the Corporation by virtue of any fiduciary, advisory or agency relationship; and

(d) the Corporation waives, to the fullest extent permitted by law, any claims it may have against Knight, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Knight shall have no liability (whether direct or indirect) to the Corporation in respect of such a fiduciary claim.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission or portable document format (pdf).

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding between the Corporation and Knight, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Corporation and Knight.

Very truly yours, HARVEST NATURAL RESOURCES, INC.

By:	/s/ Stephen C. Haynes
	Name:	Stephen C. Haynes
	Title:	Vice President, Chief Financial Officer and Treasurer

ACCEPTED as of the date first-above written: KNIGHT CAPITAL AMERICAS, L.P.

By:	/s/ William Kelly
	Name:	William Kelly
	Title:	Managing Director

SCHEDULE 1

FORM OF PLACEMENT NOTICE

From:	[ ]
Cc:	[ ]
To:	[ ]

Subject: Equity Distribution—Placement Notice

Gentlemen:

Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement between Harvest Natural Resources, Inc. (the “Corporation”) and Knight Capital Americas, L.P. (“Knight”) dated March 30, 2012 (the “Agreement”), I hereby request on behalf of the Corporation that Knight sell up to an aggregate of                      shares of the Corporation’s common stock, par value $0.01 per share, to be sold between                      and                     , at a minimum market price of $                     per share. [The sale of such shares shall not exceed                      in any one Trading Day (as defined in the Agreement).]

SCHEDULE 2

KNIGHT CAPITAL AMERICAS, L.P.

Jeff Wylde William Kelly Gene Ziegler Knight Execution Desk	jwylde@knight.com wkelly@knight.com gziegler@knight.com kmaxdesk@knight.com

HARVEST NATURAL RESOURCES, INC.

James Edmiston Stephen C. Haynes Keith Head	jedmiston@harvestnr.com shaynes@harvestnr.com khead@harvestnr.com

SCHEDULE 3

Compensation

Knight shall be paid compensation equal to two and one-half percent (2.5%) of the gross proceeds from the sales of Shares pursuant to the terms of this Agreement.

SCHEDULE 4

Subsidiaries

1	Harvest Natural Resources, Inc.

2	Benton Oil and Gas Co of Venezuela

3	Harvest (US) Holdings, Inc.

4	Harvest Offshore China Co

5	HNR Energia B.V.

6	Harvest Holding LLC

7	Harvest Natural Resources Malta Ltd.

8	Harvest Natural Resources Finance Malta Ltd.

9	Harvest Natural Resources Holding Malta Ltd.

10	Harvest Cayman Holding Ltd.

11	Harvest-Vinccler Dutch Holding B.V.

12	HNR Finance B.V.

13	Harvest Vincler Ltd.

14	Harvest-Vinccler, SCA

15	HNR Global Holding BV

16	HNR International B.V.

17	Harvest Dussafu BV

18	Harvest Budong-Budong BV

19	Harvest Senami-Behar BV

20	Harvest Oman, BV

21	Harvest Far East Pte Ltd

22	Harvest Natural Resources, Inc. (UK)

SCHEDULE 5

Persons Constituting Knowledge of the Corporation

The actual knowledge of the persons holding the following offices is deemed to be the “knowledge” of the Corporation:

1	James A. Edmiston, Chief Executive Officer

2	Stephen C. Haynes, Chief Financial Officer

3	Karl L. Nesselrode, Vice President, Engineering

4	Rab Speirs, Vice President, Eastern Operations

5	Keith L. Head, Vice President & General Counsel

6	Mauricio Di Girolamo, Vice President and General Manager of Harvest Vinccler S.C.A.